Exhibit 99.1

PEAK BIO

Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Peak Bio, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Peak Bio Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, deficit and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a working capital deficiency, an accumulated deficit and negative cash flows in operating activities. The Company needs to raise additional capital to meet its obligations, fund operations and continue developing its product candidates. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

New York, NY

August 5, 2024

PEAK BIO

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
Assets
Current assets
Cash	$381,649	$654,892
Derivative asset	—	13,000
Prepaid expenses and other current assets	1,992,458	2,562,901
Total current assets	2,374,107	3,230,793
Property and equipment, net	153,108	376,648
Restricted cash	60,000	239,699
Operating lease right-of-use asset	—	3,681,072
Other noncurrent assets	9,200	1,500
Total assets	$2,596,415	$7,529,712
Liabilities and deficit
Current liabilities
Accounts payable	$5,862,435	$3,618,026
Accrued expenses	3,576,768	2,038,291
Operating lease liability, current	4,439,235	720,577
Insurance financing note	631,993	921,576
Derivative liability	361,704	166,000
Promissory note	350,000	—
Convertible notes	2,872,131	1,374,698
Convertible notes, related party	1,527,078	—
Related party loans	901,370	1,961,953
Total current liabilities	20,522,714	10,801,121
Operating lease liability, net of current portion	—	3,507,268
Warrant liability	—	525,000
Other noncurrent liabilities	230,650	790,800
Total liabilities	20,753,364	15,624,189
Commitments and contingencies (Note 8)
Stockholders' Deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value of $0.0001 per share; 60,000,000 shares authorized; 23,124,888 shares issued and outstanding as of December 31, 2023 and 21,713,248 shares issued and 19,782,747 issued and outstanding as of December 31, 2022	2,312	1,978
Additional paid-in capital	19,918,594	17,219,593
Accumulated deficit	(38,171,483)	(25,345,566)
Accumulated other comprehensive income	93,628	29,518
Total stockholders' deficit	(18,156,949)	(8,094,477)
Total liabilities and deficit	$2,596,415	$7,529,712

See accompanying notes to consolidated financial statements.

PEAK BIO

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2023	2022
Revenue
Grant revenue	$367,877	$607,681
Total revenue	367,877	607,681
Operating expenses
Research and development	1,627,389	3,924,253
General and administrative	8,292,072	8,531,276
Impairment loss on operating right-of-use asset	3,513,999	—
Total operating expenses	13,433,460	12,455,529
Operating loss	(13,065,583)	(11,847,848)
Other income (expense)
Interest income	43	2,114
Interest expense	(2,728,101)	(47,958)
Change in fair value of convertible notes	—	(1,186,800)
Change in fair value of warrant liability	2,100,123	(75,000)
Change in fair value of derivative liability	837,146	92,110
Other income	45,945	367,738
Loss on extinguishment of debt	(15,490)	(467,073)
Total other income (expense), net	239,666	(1,314,869)
Loss before income tax expense	(12,825,917)	(13,162,717)
Income tax benefit	—	74,000
Net loss	$(12,825,917)	$(13,088,717)
Other comprehensive income (loss):
Foreign currency translation	64,110	(58,925)
Total comprehensive loss	$(12,761,807)	$(13,147,642)
Basic and diluted weighted average shares outstanding	21,175,668	17,711,842
Basic and diluted net loss per share	$(0.61)	$(0.74)

See accompanying notes to consolidated financial statements.

PEAK BIO

CONSOLIDATED STATEMENTS OF DEFICIT

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Deficit
Balance, December 31, 2021	17,162,742	$1,716	$6,428,837	$88,443	$(8,454,264)	$(1,935,268)
Capital contribution from pH Pharma Ltd .	—	—	1,363,974	—	—	1,363,974
Issuance of common stock	132,302	13	1,152,150	—	—	1,152,163
Business Combination with Ignyte, net of transaction costs (Note 1)	2,234,363	224	127,937	—	—	128,161
Issuance of PIPE Shares (Notes 1 and 11)	402,500	40	4,024,960	—	—	4,025,000
Issuance of common stock in settlement of 2022 Pre-Business Combination Convertible Notes and the Director Loan	176,579	18	3,419,694	—	—	3,419,712
Issuance of common stock under White Lion Purchase Agreement	50,200	5	249,995	—	—	250,000
Repurchase and retirement of share under Forward Share Purchase Agreement	(375,939)	(38)	—	—	(3,802,585)	(3,802,623)
Share-based compensation	—	—	452,046	—	—	452,046
Foreign currency translation	—	—	—	(58,925)		(58,925)
Net loss	—	—	—	—	(13,088,717)	(13,088,717)
Balance, December 31, 2022	19,782,747	$1,978	$17,219,593	$29,518	$(25,345,566)	$(8,094,477)
Issuance of common stock under White Lion Purchase Agreement as a financing fee	412,763	41	249,959	—	—	250,000
Issuance of common stock under White Lion Purchase Agreement	729,000	73	105,244	—	—	105,317
Issuance of common stock upon exercise of April 2023 Convertible Note Warrants	1,708,333	171	1,786,397	—	—	1,786,568
Issuance of common stock upon exercise of PIPE Warrants	492,045	49	4,871	—	—	4,920
Reclassification of April 2023 Convertible Note Warrants from Liability to Equity	—	—	65,469	—	—	65,469
Capital Contribution from Extinguishment of Ignyte Sponsor Promissory Note	—	—	211,643	—	—	211,643
Share-based compensation	—	—	275,418	—	—	275,418
Foreign currency translation	—	—	—	64,110	—	64,110
Net loss	—	—	—	—	(12,825,917)	(12,825,917)
Balance, December 31, 2023	23,124,888	$2,312	$19,918,594	$93,628	$(38,171,483)	$(18,156,949)

See accompanying notes to consolidated financial statements.

PEAK BIO

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(12,825,917)	$(13,088,717)
Adjustment to reconcile net loss to net cash used in operating activities
Share-based compensation	275,418	560,060
Depreciation	144,045	151,873
Impairment loss on operating right-of-use-asset	3,513,999	—
Loss on disposal of equipment	79,495	—
Loss on extinguishment of debt	15,490	467,073
Amortization of right-of-use lease asset	167,073	634,611
Issuance of shares for financing fee	250,000	250,000
Change in fair value of convertible notes payable	—	1,186,800
Change in fair value of warrant liability	(2,100,123)	75,000
Change in fair value of derivative liability	(837,146)	(92,110)
Accretion of discount on convertible notes payable	2,511,296	—
Accretion of the operating lease liability	388,501	—
Changes in operating assets and liabilities
Prepaid expenses and other current assets	569,403	(698,741)
Other noncurrent assets	(7,700)	—
Accounts payable	2,234,921	816,037
Accrued expenses and other current liabilities	1,600,486	1,771,097
Operating lease liability	(177,111)	(87,838)
Other noncurrent liabilities	(560,150)	569,230
Net cash used in operating activities	(4,758,020)	(7,485,625)
Cash flows from investing activities
Purchase of property and equipment	—	(142,249)
Net cash used in investing activities	—	(142,249)
Cash flows from financing activities
Proceeds from issuance of common shares	105,317	5,177,163
Proceeds from exercise of warrants	1,029,920	—
Proceeds from issuance of April 2023 Convertible Notes, net of debt issuance costs	2,069,231	—
Proceeds from issuance of December 2023 Convertible Notes, net of debt issuance costs	1,416,400	—
Repayment of Insurance Financing Note	(921,576)	—
Proceeds from Insurance Financing Note	631,993	—
Repayment of Promissory Note	(300,000)	—
Proceeds from completion of Ignyte business combination	—	3,910,375
Settlement of Forward Share Purchase Agreement	—	(3,802,623)
Proceeds from net shareholder contributions	—	1,250,298
Proceeds from 2022 Pre-Business Combination Convertible Notes	—	1,250,000
Proceeds from Director Loans	—	500,000
Proceeds from (repayment of) Founder Loans	250,000	(150,000)
Net cash provided by financing activities	4,281,285	8,135,213
Net (decrease) increase in cash	(476,735)	507,339
Effect of exchange rate changes on cash	23,793	(55,225)
Cash and restricted cash, beginning of year	894,591	442,477
Cash and restricted cash, end of year	$441,649	$894,591
Components of cash, cash equivalents and restricted cash
Cash	381,649	654,892
Restricted cash	60,000	239,699
Total cash, cash equivalents and restricted cash	441,649	894,591
Supplemental disclosures of non-cash financing activities:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$8,844
Non-cash investing and financing activities:
Exchange of related party loans for convertible notes, related party	$1,130,775	$—
Fair value of warrants exercised and reclassified to additional paid in capital	$761,568	$—
Fair value of warrants reclassified to additional paid in capital	$65,469	$—
Capital Contribution from Extinguishment of Ignyte Sponsor Promissory Note	$211,643	$—
Purchase of property and equipment included in accounts payable	$—	$33,060
Warrant liability assumed in Business Combination	$—	$450,000
Related party loans assumed in Business Combination	$—	$211,953
Convertible notes payable and derivative liability assumed in Business Combination	$—	$1,512,500
Related party loan entered into for settlement of accrued expenses	$—	$400,000
Shares issued for settlement of related party loan and accrued interest	$—	$502,740
Financing received for annual insurance policy	$—	$921,576
Shares issued for settlement of convertible notes payable and accrued interest	$—	$1,263,099
Operating lease liabilities arising from obtaining right-of-use assets	$—	$4,189,492

See accompanying notes to consolidated financial statements.

PEAK BIO

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Description of the Business

Peak Bio, Inc., together with its fully-owned subsidiaries, Peak Bio Co. Ltd (“Peak Bio Ltd”) and Peak Bio CA, Inc. (the “Company” or “Peak Bio”), is a clinical-stage biotechnology company focused on discovering, developing and delivering innovative therapies for multiple therapeutic areas. The Company has established a portfolio of potential therapies focused on cancer and immunological diseases. The Company’s pipeline includes the PH-1 ADC Platform for oncology, PHP-303 program for genetic disease, liver disease and inflammation, specifically for Alpha-1 antitrypsin deficiency (AATD) and acute respiratory distress syndrome (ARDS) including COVID-19. Prior to March 1, 2022 (see below), the Company operated as pH Pharma Ltd, a Korean company.

Spin-Off

On March 1, 2022, pH Pharma Ltd completed the spin-off of certain assets and liabilities into a newly formed entity, pH Pharma Co., Ltd, except for the assets and liabilities related to PHP-303 and PH-1 ADC Platform programs, and changed its name to Peak Bio Co., Ltd. (the “Spin-Off”). The Spin-Off resulted in Peak Bio Co., Ltd. retaining 17,162,742 shares of common stock, which has been retroactively presented as of the beginning of the earliest period presented.

Ignyte Acquisition Corp (Ignyte)

On November 1, 2022 (the “Closing Date”), the Company completed the transactions contemplated by the certain business combination agreement, dated as of April 28, 2022 (the “Business Combination Agreement”), by and among Ignyte Acquisition Corp. (“Ignyte”), a public company, Ignyte Korea Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Korean Sub”), and Peak Bio Co., Ltd (“Ignyte Business Combination”). At the closing of the Ignyte Business Combination, the stockholders of Peak Bio Ltd transferred their common stock shares to Korean Sub in exchange for shares of Ignyte common stock held by Korean Sub, which Korean Sub received in exchange for the shares of Peak Bio Ltd common stock from Ignyte (the “Share Swap”). Upon consummation of the Share Swap, Peak Bio Ltd became a direct wholly owned subsidiary of Ignyte. At the Closing Date, Ignyte changed its name to “Peak Bio, Inc.”

At the Closing Date, each common stock share of Peak Bio Ltd was converted into 2.0719 Ignyte common stock shares (the "Ignyte Exchange Ratio"). Each option of Peak Bio Ltd that was outstanding and unexercised immediately prior to the Ignyte Business Combination was assumed by Ignyte and converted into an option to acquire shares of common stock of Ignyte, as adjusted for the Ignyte Exchange Ratio.

At the Closing Date, a purchaser (the “Original Subscriber”) purchased from the Company an aggregate of 50,000 shares of the Company’s common stock (the “Original PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $500,000, pursuant to a subscription agreement entered into effective as of April 28, 2020 (the “Original Subscription Agreement”).

At the Closing Date, certain additional purchasers (each, a “New Subscriber”) purchased from the Company an aggregate of (i) 302,500 shares of the Company’s common stock (the “New PIPE Shares”) and (ii) 281,325 warrants (the “PIPE Financing Warrants”) to purchase shares of Ignyte common stock, at an exercise price of $0.01 per share, for a purchase price of $10.00 per share for an aggregate purchase price of $3,025,000, pursuant to separate subscription agreements entered into effective as of October 31, 2022 (each a “New Subscription Agreement”).

Finally, at the Closing Date, certain Peak Bio Ltd.’s lenders received from the Company an aggregate of (i) 176,579 shares of Ignyte common stock and (ii) 164,220 warrants (together with the PIPE Financing Warrants, the “PIPE Warrants”) to purchase shares of Ignyte common stock, at an exercise price of $0.01 per share, in settlement of the 2022 Pre-Business Combination Promissory Notes and the loan from a director nominee (see Note 10).The PIPE Warrants were on substantially same terms as the Public Warrants (as described in Note 11), except that the PIPE Warrants were not redeemable, and were exercisable for one year with an expiration date of November 1, 2023. The PIPE warrants were exercised on November 1, 2023 (see Note 11).

Akari Merger Agreement

On March 4, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Akari Therapeutics, Plc, a public company limited by shares incorporated in England and Wales (“Akari”), and Pegasus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Akari (“Merger Sub”), pursuant to which, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Akari.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the Company’s Common Stock will be converted into the right to receive Akari American Depositary Shares (“Akari ADSs”) representing a number of Akari ordinary shares, par value $0.0001 per share (the “Akari Ordinary Shares”), equal to an exchange ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”), each such share duly and validly issued against the deposit of the requisite number of Akari Ordinary Shares in accordance with the Deposit Agreement (as defined in the Merger Agreement). The Exchange Ratio will be calculated such that the total number of shares of Akari ADSs to be issued as merger consideration for the Company’s Common Stock will be expected to be, upon issuance, approximately 50% of the outstanding shares of Akari ADSs (provided, certain adjustments to this ratio will be made in respect of the net cash, as determined in accordance with the Merger Agreement, of each of Peak Bio and Akari at the close of business one business day prior to the anticipated consummation of the Merger).

At the Effective Time, each warrant and option to purchase capital stock of the Company (“Peak Warrant”) outstanding immediately prior to the Effective Time will be exchanged for a warrant or option to purchase a number of Akari ordinary shares or Akari ADSs, as determined by Akari, based on the Exchange Ratio.

To date, the Akari merger has not been consummated.

Voting Agreements

Concurrently with the Merger Agreement, the Company and Akari entered into voting and support agreements (the “Voting Agreements”) with certain stockholders of the Company (the “Peak Stockholders”) and certain shareholders of Akari (the “Akari Shareholders” and, together with the Peak Stockholders, the “Supporting Holders”). The Supporting Holders have agreed to, among other things, vote their shares in favor of the Merger Agreement and the Merger or the issuance of Akari Ordinary Shares in connection therewith, as applicable, in accordance with the recommendation of the respective boards of directors of Peak Bio and Akari.

Risks and Uncertainties

The Company is subject to a number of risks similar to other companies in its industry, including competition from larger pharmaceutical and biotechnology companies, delays in research and development activities due to lack of financial resources and dependence on key personnel.

Results of operations may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond the Company’s control. The Company’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, inflation, increases in interest rates, and geopolitical instability, such as the military conflicts in Ukraine and the Israel-Hamas war. While the Company has not been impacted by the abovementioned risks and uncertainties to date, the Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s business.

Going Concern

The Company incurred significant net losses since inception, including net losses of $12.8 million and $13.1 million for the years ended December 31, 2023 and 2022, respectively. Since the beginning of 2024, the Company raised aggregate gross proceeds of approximately $0.7 million from the continued issuances of December 2023 Convertible Notes (see Note 10), $0.75 million from the issuance of secured note (see Note 15) and $3.5 million from the issuance of May 2024 Convertible Notes (see Note 15). The Company expects to incur significant expenses and operating losses for the foreseeable future as it continues its efforts to identify product candidates and seek regulatory approvals within its portfolio.

The Company will need additional financing to fund its ongoing activities and to close the Merger with Akari. The Company may raise this additional funding through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions and funding under government contracts.

On November 1, 2022, the Company received written notice (the “Notice”) from the Staff of the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Staff determined that the Company had not complied with the listing requirements because (i) the Company had not demonstrated that its common stock complied with the minimum 1,000,000 unrestricted publicly held shares requirement. The Company requested, and received, a hearing with the Hearings Panel (the “Panel”) on December 8, 2022 to appeal Nasdaq’s determination, which request stayed the suspension of the Company’s common stock and warrants and the filing by Nasdaq of a Form 25-NSE pending the Panel’s decision.

On January 6, 2023, the Company received the determination letter (the “Determination Letter”) from the Panel to delist the Company’s common stock and warrants from Nasdaq. Nasdaq suspended trading in Company’s common stock and warrants effective at the open of business on January 10, 2023. Upon suspension from Nasdaq, the Company’s securities began trading on the OTC Markets’ “OTC Pink Market” tier.

The Company may be unable to raise additional funds or enter into other arrangements when needed on favorable terms, or at all. There can be no assurances that other sources of financing will be available. Due to these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might result from the outcome of the uncertainties discussed above.

2.
Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include but are not limited to fair value of the Company's stock, stock-based compensation expense, warrant liability, derivative liability, and discount rates used to establish operating lease liability. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Basis of Presentation Prior to Spin-Off

The financial results prior to the Spin-Off, were extracted from the accounting records of pH Pharma Ltd. on a carve-out basis. The historical results of operations, financial position, and cash flows may not be indicative of what such results of operations, financial position, and cash flows would have been had the Company been a separate standalone entity, nor are they indicative of what the results of operations, financial position and cash flows may be in the future.

The carve-out financial position and results reflect assets, liabilities, revenue, and expenses that are directly attributable to the Company, including the assets, liabilities, revenue and expenses of the PHP-303 and PH-1 ADC Platform programs. The majority of the Company’s operating expenses related to research and development (“R&D”). R&D expenses directly related to the Company were entirely attributed to the Company in the carve-out consolidated financial statements. R&D salaries, wages and benefits were allocated to the Company using methodologies based on the proportionate share of R&D expenses for the PHP-303 and PH-1 ADC Platform programs compared to the R&D expenses for pH Pharma Ltd as a whole prior to the Spin-Off. The Company was also receiving services and support from other functions of pH Pharma Ltd. The Company’s operations were dependent upon the ability of these other functions to provide these services and support. The costs associated with these services and support were allocated to the Company using methodologies based on the proportionate share of R&D expenses for the PHP-303 and PH-1 ADC Platform programs compared to the total R&D expenses and certain administrative expenses for pH Pharma Ltd as a whole. These allocated costs were primarily related to corporate administrative expenses, non-R&D employee related costs, including salaries and other benefits, for corporate and shared employees, and other expenses for shared assets for the following functional groups: information technology, legal, accounting and finance, human resources, facilities, and other corporate and infrastructural services. These allocated costs were primarily recorded as R&D expenses and general and administrative (“G&A”) expenses in the statements of operations and comprehensive loss.

The assets and liabilities excluded from the accompanying carve-out consolidated financial statements consist of:

•
Cash provided by pH Pharma Ltd to fund operations. pH Pharma Ltd used a centralized approach to cash management and financing of its operations. Accordingly, only the cash and restricted cash residing in pH Pharma, Inc., a 100% owned U.S. subsidiary of pH Pharma Ltd, has been reflected in the carve-out consolidated financial statements.

•
Other assets and liabilities at pH Pharma Ltd which are not directly related to, or are not specifically owned by, or are not commitments, of the Company, including fixed assets and leases shared by the Company with other businesses of pH Pharma Ltd.

The Company believes the assumptions and allocations underlying the carve-out financial statements were reasonable and appropriate under the circumstances.

The following activity was extracted from the accounting records of pH Pharma Ltd. on a carve-out basis for the period from January 1, 2022 to March 1, 2022:

Year Ended December 31,
2022
Corporate allocations
Research and development	$482,160
Selling, general and administrative	72,345
Accounts payable and general financing activities	809,469
Net increase in contributions from member	$1,363,974

Accounting for Ignyte Business Combination

The Ignyte Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Ignyte is treated as the “acquired” company and Peak Bio Ltd is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Peak Bio Ltd issuing stock for the net assets of Ignyte, accompanied by a recapitalization. The net assets of Ignyte were stated at historical cost, with no goodwill or other intangible assets recorded. Peak Bio Ltd was determined to be the accounting acquirer based on the following predominant factors:

•
Peak Bio’s shareholders have the largest portion of voting rights in the Company;
•
the Board and Management are primarily composed of individuals associated with Peak Bio;
•
the operations of Peak Bio comprise the ongoing operations of the Company.

The consolidated assets, liabilities and results of operations prior to the Ignyte Business Combination are those of Peak Bio Ltd. At the closing date, and subject to the terms and conditions of the Business Combination Agreement, each share of Peak Bio Ltd.'s common stock, par value $0.0001 per share, was converted into Ignyte common stock equal to 2.0719 (the "Exchange Ratio"). The shares and corresponding capital amounts and losses per share prior to the Business Combination have been retroactively restated to reflect the effect of the conversion based on the Exchange Ratio.

The following table details the number of outstanding shares of common stock of the combined Company immediately following the consummation of the Ignyte Business Combination:

Shares
Common stock redeemable and outstanding prior to business combination on September 30, 2022	5,750,000
Less: redemption of Ignyte shares	(5,159,287)
Common stock of Ignyte	590,713
Ignyte founder shares	1,537,500
Shares issued for services and debt settlement	106,150
Total Ignyte shares	2,234,363
Peak Bio shareholders	17,295,044
Total shares of common stock immediately after business combination on November 1, 2022	19,529,407

The following table provided the detail of the proceeds from completion of Ignyte business combination in the consolidated statement of cash flows for the year ended December 31, 2022:

Recapitalization
Cash - Ignyte trust and cash, net of redemptions and PIPE proceeds	$13,766
Plus: restricted cash - Forward Share Purchase Agreement	4,551,750
Less: cash transaction costs allocated to the Company's equity	(655,141)
Total	$3,910,375

The following table reconciles the elements of the Business Combination to the consolidated statement of changes in stockholders' deficit for the year ended December 31, 2022:

Recapitalization
Cash - Ignyte trust and cash, net of redemptions and PIPE proceeds	$13,766
Plus: restricted cash - Forward Share Purchase Agreement	4,551,750
Less: fair value of private warrants	(450,000)
Less: derivative liability on Forward Share Purchase Agreement	(80,110)
Less: transaction costs allocated to the Company's equity	(3,907,245)
Total	$128,161

The following table details the allocated assets acquired and liabilities assumed from Ignyte at the Closing Date:

Assets Acquired
Cash - Ignyte trust and cash, net of redemptions	$3,538,766
Plus: restricted cash - Forward Share Purchase Agreement	4,551,750
Other assets	692,487
Assets acquired	8,783,003
Liabilities Assumed
Fair value of private warrants	450,000
Derivative liability on Forward Share Purchase Agreement	80,110
Other liabilities and accrued expenses	3,944,592
Liabilities assumed	4,474,702
Net assets acquired	$4,308,301

Segment Information

Operating and reportable segments (referred to as “segments”) reflect the way the Company is managed and for which separate financial information is available and evaluated regularly by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Our chief executive officer, who is our CODM, views the Company’s operations and manages its business in one operating segment, focused on the discovery and development of innovative therapies for multiple therapeutic areas.

Fair Value Measurements

The Company records certain liability balances under the fair value measurements as defined by the FASB guidance. Current FASB fair value guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, current FASB guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions that market participants would use in pricing assets or liabilities (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at measurement date.

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Restricted Cash

Restricted cash included $60,000, as of December 31, 2023 and 2022, in a restricted bank account established to secure the Company’s credit cards.

Restricted cash included approximately $177,000, as of December 31, 2022, deposited to secure a letter of credit in the same amount, established in lieu of a lease deposit for the Palo Alto Lease (Note 7). This secured lease deposit was applied against unpaid lease payments due during the year ended December 31, 2023.

Currency and currency translation

The consolidated financial statements are presented in U.S. dollars, the Company’s reporting currency. The functional currency of Peak Bio CA, Inc. is the U.S. dollar. The functional currency of Peak Bio Co., Ltd is the Korean Won. Adjustments that arise from exchange rate changes on transactions of each group entity denominated in a currency other than the functional currency are included in other income and expense in the consolidated statements of operations. Assets and liabilities of Peak Bio Co., Ltd are recorded in their Korean Won functional currency and translated into the U.S. dollar reporting currency of the Company at the exchange rate on the balance sheet date. Revenue, when recorded, and expenses of Peak Bio Co., Ltd are recorded in their Korean Won functional currency and translated into the U.S. dollar reporting currency of the Company at the average exchange rate prevailing during the reporting period. Resulting translation adjustments are recorded to other comprehensive income (loss).

Concentration of credit risk

The Company maintains its cash balances in the form of business checking accounts and money market accounts in the U.S., the balances of which, at times, may exceed federally insured limits. The Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limit is $250,000 per depositor, per FDIC-insured bank, per ownership category. Exposure to credit risk is reduced by placing such deposits in high credit quality federally insured financial institutions. Although the Company currently believes that the financial institutions with whom it does business will be able to fulfill their commitments to the Company, there is no assurance that those institutions will be able to continue to do so. The Company has not experienced any credit losses associated with its balances in such accounts for the years ended December 31, 2023 and 2022.

Prepaid expenses and Other Current Assets

Prepaid expenses and other current assets includes other receivables. Other receivables are presented net of an allowance for credit losses, which is an estimate of amounts that may not be collectible. The Company performs ongoing credit evaluations of its counter parties and monitors economic conditions to identify facts and circumstances that may indicate its receivables are at risk of collection.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated over the estimated useful lives of the respective assets, which range from two to five years, or the lesser of the related initial term of the lease or useful life for leasehold improvements.

The initial cost of property and equipment consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are charged to expense in the period in which the costs are incurred. Major replacements, improvements, and additions are capitalized in accordance with Company policy.

Impairment of Long-lived Assets

Long-lived assets consist primarily of property and equipment, and operating right-of-use assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value would be assessed using discounted cash flows or other appropriate measures of fair value. The Company recognized an impairment loss on its operating right-of-use assets, totaling $3,513,999 during the year ended December 31, 2023 (see Note 7). No impairment losses were recognized during the year ended December 31, 2022.

Derivative Instruments

The Company issued warrants to its investors and accounts for warrant instruments as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own stock and whether the holders of the warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification.

The Key Company Stockholder Forward Purchase Liability entered into on April 28, 2022 resulted in the Company holding a put option on shares to be purchased. The Forward Share Purchase Agreement entered into on October 22, 2022 resulted in the Company holding a put option on shares to be purchased. The White Lion Purchase Agreement includes an embedded put option and an embedded forward option (see Note 11). Pursuant to ASC 815, these instruments meet the definition of a derivative and accordingly were recognized at fair value and are remeasured at fair value at each period end.

Grant Revenue

The Company’s grant revenues are derived from research programs with the Department of Defense, US Army Medical Research Acquisition Activity for work on a COVID-19 therapeutic.

Grants awarded to the Company for research and development by government entities are outside the scope of the contracts with customers and contributions guidance. This is because these granting entities are not considered to be customers and are not receiving reciprocal value for their grant support provided to the Company. These grants provide the Company with payments for certain types of expenditures in return for research and development activities over a contractually defined period.

The Company recognizes grant revenue based on the reimbursable costs that are incurred due the period, up to pre-approved award limits. The expenses associated with these reimbursements are reflected as a component of research and development expense in the accompanying consolidated statements of operations and comprehensive loss. For the years ended December 31, 2023 and 2022, the Company recognized grant revenue of approximately $0.4 million and $0.6 million, respectively.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs related to personnel, including salaries and other personnel related expenses, contract manufacturing and supply, consulting fees, and the cost of facilities and support services used in drug development. Assets acquired that are used for research and development and have no future alternative use are expensed as in-process research and development.

General and Administrative Costs

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, business development, legal, human resources and support functions. Other general and administrative expenses include professional fees for auditing, tax, consulting and patent-related services, rent and utilities and insurance.

Share-based Compensation

The Company accounts for stock option awards in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). The estimated grant date fair value of the stock option awards are recognized as compensation expense over the requisite service period of the awards (usually the vesting period) on a straight-line basis The Company estimates the fair value of each stock-based award on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, such as the value of the underlying common stock, the risk-free interest rate, expected volatility, expected dividend yield, and expected life of the options. Expected volatility is based on the historical volatility of a publicly traded set of peer companies. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method, which calculates the expected term as the average of the time-to-vesting and the contractual life of the options. The risk-free interest rate is based on U.S. Treasury, zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant (or modification, as applicable). Equity-based compensation expense is classified in the statements of operations in the same manner in which the award recipients’ payroll costs or service payments are classified. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur.

The following weighted average assumptions were used in determining the fair value of stock options modified during the year ended December 31, 2023:

Year Ended December 31,
2023
Expected volatility	79.3%
Risk-free interest rate	4.66%
Expected term (in years)	1.0
Expected dividend yield	0%

The following weighted average assumptions were used in determining the fair value of stock options during the year ended December 31, 2022:

Year Ended December 31,
2022
Expected volatility	75.1%
Risk-free interest rate	1.81%
Expected term (in years)	7.0
Expected dividend yield	0%

Other Income

Other income consists primarily of funds related to shared research evaluation costs and employee retention tax credits received during the year ended December 31, 2023 and 2022.

Net Loss Per Share

The Company computes basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities.

The Company computes diluted net loss per share after giving consideration to all potentially dilutive common shares resulting from the exercise of options and warrants and the conversion of convertible notes, outstanding during the period determined using the treasury-stock and if-converted methods, as applicable, except where the effect of including such securities would be antidilutive.

The December 2023 Convertible Notes (see Note 10) are contingently convertible notes and are not included for purposes of calculating the number of diluted shares outstanding as the number of dilutive shares is based on a non-market based conversion contingency that had not been met, and the contingency was not resolved, in the reporting periods presented herein.

For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding as inclusion of the potentially dilutive securities would be antidilutive.

The following table sets forth the potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to include them would be anti-dilutive (in common stock equivalent shares):

	December 31,
	2023	2022
Common stock options	1,698,754	1,750,967
Common stock warrants	9,419,352	5,867,045
April 2023 Convertible Notes convertible into common stock	5,493,515	—

Income Taxes

Deferred income taxes reflect future tax effects of temporary differences between the tax and financial reporting basis of the Company’s assets and liabilities measured using enacted tax laws and statutory tax rates applicable to the periods when the temporary differences will affect taxable income. When necessary, deferred tax assets are reduced by a valuation allowance, to reflect realizable value, and all deferred tax balances are reported as long-term on the balance sheet. Accruals are maintained for uncertain tax positions, as necessary.

The Company uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. The Company has elected to treat interest and penalties related to income taxes, to the extent they arise, as a component of income taxes.

The Company recognizes the tax benefits of uncertain tax positions only when the positions are “more likely than not” to be sustained assuming examination by tax authorities and determined to be attributed to the Company. The determination of attribution, if any, applies for each jurisdiction where the Company is subject to income taxes on the basis of laws and regulations of the jurisdiction. The application of laws and regulations is subject to legal and factual interpretation, judgment, and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations, and court rulings. Therefore, the actual liability of the various jurisdictions may be materially different from management’s estimate. As of December 31, 2023, and 2022 the Company has not recorded any amounts related to uncertain tax positions. The Company has no accruals for interest or penalties related to income tax matters. Tax years subsequent to 2020 remain open to examination by federal and state tax authorities.

Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). The Company determines the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and, if modified, on the date of modification. The lease term includes any renewal options and termination options that the Company is reasonably certain to exercise. The present value of lease payments is determined by using the incremental borrowing rate determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment.

Rent expense is recognized on a straight-line basis, over the reasonably assured lease term based on total lease payments and is included in operating expenses in the consolidated statements of operations and comprehensive loss.

The Company has elected the practical expedient to not separate lease and non-lease components. The Company has also elected not to record on the consolidated balance sheets a lease for which the term is 12 months or less and does not include a purchase option that the Company is reasonably certain to exercise.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU 2016-13 within ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, or ASU 2016-13. The guidance is effective for fiscal years beginning after December 15, 2022. The adoption of ASU No. 2016-13 on January 1, 2023 did not have a material effect on the Company's consolidated financial statements.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies the accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for such exception and simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for public business entities that meet the definition of a SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The

Company adopted ASU 2020-06 on January 1, 2024 and the adoption did not have a material effect on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which includes amendments that further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. The amendments are effective for all public entities for fiscal years beginning after December 15, 2024. Early adoption is permitted and should be applied either prospectively or retrospectively. The Company plans to adopt ASU 2023-09 and related updates on January 1, 2025. The Company is currently evaluating the impact that the updated standard will have on its financial statement disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures. This ASU modified the disclosure and presentation requirements primarily through enhanced disclosures of significant segment expenses and clarified that single reportable segment entities must apply Topic 280 in its entirety. This guidance is effective for the Company for the year beginning January 1, 2024, with early adoption permitted. The amendments should be applied retrospectively to all prior periods presented in the financial statement. The Company adopted ASU 2023-07 on January 1, 2024 and the adoption did not have a material effect on the Company’s consolidated financial statements.

3. Assets

Prepaid and other current assets

Prepaid and other current assets consist of the following:

	December 31,
	2023	2022
Prepaid expenses	$1,917,266	$2,317,925
Other receivables	75,192	244,976
Prepaid and other current assets	$1,992,458	$2,562,901

Property and Equipment

Property and equipment consist of the following:

	December 31,
	2023	2022
Lab equipment	$682,209	$682,209
Leasehold improvements	41,578	41,578
Computer and office equipment	25,380	120,774
Computer software	3,725	3,725
Gross property and equipment	$752,892	$848,286
Less: accumulated depreciation	(599,784)	(471,638)
Net property and equipment	$153,108	$376,648

Depreciation expense was $144,045 and $151,873 for the years ended December 31, 2023 and 2022, respectively.

4.
Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2023	2022
Professional Fees	$43,552	$608,846
Accrued compensation	3,322,454	1,364,142
Other	210,762	65,303
Total accrued expenses	$3,576,768	$2,038,291

During the year ended December 31, 2023, the Company recorded a liability of $3,038,399 for unpaid compensation due to current and former directors and officers, of which $2,807,749 is included in accrued expenses and $230,650 is included in other noncurrent liabilities.

During the year ended December 31, 2022, the Company recorded a liability of $1,885,843 for unpaid compensation due to current and former directors and officers, of which $1,095,043 is included in accrued expenses and $790,800 is included in other noncurrent liabilities.

Other noncurrent liabilities of $790,800, as noted above, solely related to the founder and director's employment contract dated January 2022 for forwent salary that is repayable over four years. Amounts repayable within one year are classified as accrued expenses and amounts repayable in more than one year are recognized as noncurrent liabilities. During the year ended December 31, 2023, $560,150 was reclassified from other noncurrent liabilities to accrued expenses.

5.
Share-Based Compensation

Prior to the Spin-Off, the pH Pharma Ltd Stock Option Plan (the “Plan”) provided for the granting of stock options to purchase common stock in pH Pharma Ltd to employees, directors, advisors, and consultants at a price to be determined by pH Pharma Ltd’ Board of Directors. The Plan was intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of pH Pharma Ltd’ business. Under the provisions of the Plan, stock options would generally have a term of 7 years. Stock options granted pursuant to the Plan generally vested on the second-year anniversary date of grant and could be exercised in whole or in part for 100% of the shares vested at any time after the date of grant.

As a result of the Spin-Off completed on March 1, 2022, 1,762,667 options of pH Pharma Ltd shares were exchanged into the same number of the options in the Company's 2022 Long Term Incentive Plan. The terms of the options remained unchanged. This exchange did not result in an incremental stock-based compensation expense.

As of December 31, 2023, there were 2,994,226 number of shares available to grant under the 2022 Long Term Incentive Plan.

The following table summarizes the stock option activity:

	Number of Options	Weighted-average exercise price per share	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2022	1,750,967	$5.36	2.9	$486,097
Granted	—	$—
Cancelled/Forfeited	(52,213)	$8.05
Exercised	—	$—
Outstanding at December 31, 2023	1,698,754	$5.28	1.9	$—
Exercisable at December 31, 2023	1,525,334	$4.97	1.6	$—

In February 2023, the Company extended the term of 335,646 outstanding options to allow the exercise of these options for an additional one year period. As a result, the Company recorded an expense of $16,782 included in general and administrative expenses during the year ended December 31, 2023.

For the years ended December 31, 2023 and 2022, the share-based compensation expense was $275,418 and $560,060, respectively. As of December 31, 2023, there was $0.03 million of unrecognized compensation cost related to unvested stock-based compensation arrangements that is expected to be recognized over a weighted average period of 0.07 years.

The following table summarizes information related to share-based compensation expense recognized in the statements of operations and comprehensive loss related to the equity awards:

	Year Ended December 31,
	2023	2022
Research and development	$95,938	$380,631
General and administrative	179,480	179,429
Total equity-based compensation	$275,418	$560,060

6.
Related Party Transactions and Shared Service Costs

At the date of the Spin-Off, the Company and pH Pharma Co., Ltd entered into an administrative services and facilities agreement whereby pH Pharma Co., Ltd would perform services, functions and responsibilities for the Company. Under the agreement, the Company paid pH Pharma Co., Ltd $100,000 per month through August 30, 2022 and $15,000 per month from September 1, 2022 through February 28, 2023 based on the estimated value of the level of service to be performed. Additionally, the Company reimbursed pH Pharma Co., Ltd $3,000 per month in lease payments from the date of the Spin-Off through February 28, 2023. At December 31, 2023 and 2022, the amounts payable to pH Pharma Co., Ltd under this agreement totaled $309,534 and $426,673, respectively, included in accounts payable in the consolidated balance sheets. On January 31, 2024, the Company and pH Pharma Co., Ltd entered into a settlement agreement, settled the outstanding debt for a one-time payment of $85,000, resulting in a gain on debt extinguishment of $207,967, recognized during January 2024, and terminated the administrative services and facilities agreement.

7.
Leases

The Company had a lease for laboratory and office facilities in Palo Alto, California (the “Palo Alto Lease”). The Palo Alto Lease was entered into in October 2021 and expires in April 2027, with a five-year renewal option. Base rent for this lease is approximately $89,000 monthly with annual escalations of 3%. Pursuant to the terms of the lease, the Company received from the lessor approximately $300,000 for tenant improvements. The Company is required to repay this amount over the remaining term of the lease with 7% interest. The Company has applied the guidance in ASC 842 and has determined that this lease should be classified as an operating lease.

In March 2023, the Company vacated, and returned possession of, the premises to the lessor. The Company is still responsible for the outstanding payments under the lease. As a result, the Company recognized an impairment loss of $3,513,999 on its operating right-of-use asset during the year ended December 31, 2023.

As of December 31, 2023, the Palo Alto Lease is in default and the operating lease liability of $4,439,235 is due on demand.

Rent expense, including an allocation of costs from pH Pharma Ltd and leases subject to the short-term lease exception, for the years ended December 31, 2023 and 2022 was $0.6 million and $0.9 million, respectively.

Quantitative information regarding the Company’s operating lease in Palo Alto for the year ended December 31, 2023 and 2022 is as follows:

	Year Ended December 31,
	2023	2022
Operating cash flows paid for amounts included in the measurement of lease liabilities	$177,111	$786,563
Operating lease liabilities arising from obtaining right of use assets	$-	$4,189,492
Weighted-average remaining lease terms (years)	1.0	4.3
Weighted-average discount rate	10.0%	10.0%

8.
Commitments and Contingencies

Bayer Acquisition Agreement

In March 2017, the Company entered into an assignment, license, development and commercialization agreement (the “Bayer Acquisition Agreement”) with Bayer, to acquire from Bayer all right, title and interest in and to PHP-303, including each and every invention and any priority rights relating to its patents.

Under the Bayer Acquisition Agreement, the Company is committed to pay certain development and regulatory milestones up to an aggregate amount of $23,500,000 and high single digit royalties based on the sale of products developed based on the licensed compound. Royalties will be payable on a licensed product-by-licensed product and country-by-country basis until the later of ten years after the first commercial sale of such licensed product in such country and expiration of the last patent covering such licensed product in such country that would be sufficient to prevent generic entry.

Either party may terminate the Bayer Acquisition Agreement upon prior written notice for the other party’s material breach that remains uncured for a specified period of time or insolvency. Bayer agreed not to assert any Bayer intellectual property rights that were included in the scope of the Bayer Acquisition Agreement against the Company.

The Company incurred zero expenses under this agreement as no milestones have been achieved since inception, and no products were sold during the years ended December 31, 2023 and 2022.

Legal proceedings

The Company is not currently a party to any material legal proceedings. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses the costs related to its legal proceedings as incurred.

9.
Collaborative and Licensing Agreements

Venn License Agreement

In December 2019, the Company entered into a collaboration and license agreement (the “License Agreement”) with VennDC, LLC (“Venn”) to pursue research and development of certain payload and linker technologies that are useful for the development of antibody-drug conjugates. This collaboration was expected to allow Venn to further develop and commercialize such antibody-drug conjugates developed under the collaboration. Under the collaboration agreement with Venn, the Company received a $400,000 upfront payment and was expected to be eligible to receive reimbursement of costs and expenses incurred, certain development and regulatory milestone payments, royalties and commercial milestone payments with respect to licensed products for each product. Milestone payments were expected to be payable following the achievement of certain development, regulatory and commercial milestone events in each product, up to an aggregate of $107.1 million per product. Royalty percentages in the mid-single digits were expected to be based on net sales on a product-by-product basis. The initial term of the research collaboration was expected to be three years.

In May 2022, the Venn License Agreement was terminated and the upfront payment was repaid using the proceeds from the Venn Loan (see Note 10).

For the year ended December 31, 2022, the Company did not perform any services and did not recognize any revenue and received no reimbursement of costs and expenses under the Venn License Agreement.

10.
Debt

Related Party Loans

Founder Loans

In May 2021, the Company received proceeds from a loan in the amount of approximately $750,000 from its chairman and founding chief executive officer, Dr. Hoyoung Huh. The loan, which was scheduled to mature on May 31, 2022, bore interest at a rate of 1.0% per annum. The loan could be prepaid by the Company at any time prior to maturity with no prepayment penalties.

In August 2021, the Company received proceeds from the additional loan in the amount of approximately $750,000 from its chairman and founding chief executive officer (together with the May 2021 loan, “Founder Loans”). The loan, which was scheduled to mature on July 31, 2022, bore interest at a rate of 1.0% per annum. The loan could be prepaid by the Company at any time prior to maturity with no prepayment penalties.

The Company made a $150,000 payment on the Founder Loans in December 2022. On April 28, 2023, $448,940 of the principal balance of this related party loan, and $26,830 of accrued interest, was settled through the issuance of the April 2023 Convertible Notes, related party (see below). As of December 31, 2023 and 2022, $901,060 and $1,375,000 was outstanding under this loan.

In March 2023, the Company received proceeds from an additional Founder Loans in the amount of $250,000. The loan had the maturity date of December 31, 2023 and bore interest at a rate of 5.0% per annum. The loan could be prepaid by the Company at any time prior to maturity without the consent of the lender. On April 28, 2023, this related party loan, including the accrued interest of $1,199, was settled through the issuance of the April 2023 Convertible Notes, related party (see below).

The interest expense on the Founder Loans totaled $11,757 and $22,388 for the years ended December 31, 2023 and 2022.

Venn Loan

In April 2022, the Company entered into an agreement (the “Venn Loan Agreement”) with its founder and director, Dr. Huh under which it received $400,000, used to repay the upfront payment under the Venn License Agreement (Note 9). The Venn Loan balance accrued interest at the rate of 1% per annum. The timing of the repayment was determined at the discretion of the Company’s Board of Directors. On April 28, 2023, the Venn Loan, including the accrued interest of $3,806, was settled through the issuance of the April 2023 Convertible Notes, related party (see below). The interest expense on the Venn Loan totaled $1,069 and $2,737 for the years ended December 31, 2023 and 2022.

Employee and Director Loans

In May 2022, the Company received proceeds from a loan in the amount of approximately $23,000 from an employee of the Company to settle certain payables of the Company. The loan accrued interest at 4% per annum and totaled $516. The loan and accrued interest was repaid in December 2022. The interest expense on the loan totaled $0 and $516 for the years ended December 31, 2023 and 2022.

In September 2022, the Company received proceeds from a loan in the amount of $500,000 from one of its director nominees. The loan matured on the second anniversary and bore the interest at a rate of 5.0% per annum. At the closing date of the Ignyte Business Combination, the outstanding principal and accrued interest under the loan was converted into 50,273 shares of common stock at a price of $10.00 per share and the holder also received 46,754 PIPE Warrants. The conversion resulted in a loss on debt extinguishment of $467,073 during the year ended December 31, 2022.

Ignyte Sponsor Promissory Note

In November 2022, upon consummation of the Business Combination, the Company assumed the promissory note of $211,643 from Ignyte Sponsor LLC. The note was payable upon consummation of the Business Combination and accrued no interest. In May 2023, the promissory note was cancelled and forgiven and the Company recognized the extinguishment as $211,643 capital contribution from a related party.

2022 Pre-Business Combination Convertible Notes

From July through September 2022, the Company received proceeds from loans in the amount of $1,250,000 from several third-party lenders (the “2022 Pre-Business Combination Convertible Notes”). The loans mature on the second anniversary and bear interest at a rate of 5.0% per annum. The principal and interest of the 2022 Pre-Business Combination Convertible Notes were convertible into shares of common stock at the consummation of the Ignyte Business Combination at the conversion rate equal to the fair market value. In addition, the holders were to receive warrants to purchase the Company’s common stock at $0.01 per share upon the closing of the Ignyte Business Combination equal to 25% of the number of the common stock received upon conversion (the “Warrant Coverage”). At the issuance date, the Company elected the fair value option to account for the 2022 Pre-Business Combination Convertible Notes . In November 2022, the Company amended the terms of the 2022 Pre-Business Combination Convertible Notes to increase the Warrant Coverage from 25% to 93%. At the closing date of the Ignyte Business Combination, the outstanding principal and accrued interest under the 2022 Pre-Business Combination Convertible Notes converted into 126,306 shares of common stock at the conversion price of $10.00 per share. In addition, the note holders received 117,466 in PIPE Warrants. The Company recorded $1,186,800 change in the fair value of the 2022 Pre-Business Combination Convertible Notes between their issuance date and the closing date of the Ignyte Business Combination. At the issuance date, the PIPE Warrants were accounted for as equity instruments as they meet all of the requirements for equity classification under ASC 815 based on current expected terms, which are subject to change.

November 2022 Convertible Notes

On November 1, 2022, the Company issued $1,512,500 in convertible notes (the “November 2022 Convertible Notes”). The convertible notes accrued interest at a rate of 8% per annum and had the maturity date of October 31, 2023, provided however that the Company agreed to make mandatory prepayments on this note (which were first be applied to accrued interest and then to principal) from time to time in amounts equal to 15% of the gross proceeds received by the Company from any equity lines, forward purchase agreements or other equity financings consummated by Company prior to the maturity date. The November 2022 Convertible Notes were convertible at the maturity date at the option of the holder in all or part of the principal and/or accrued interest into shares of common stock of the Company at a per share conversion price equal to 90% of the volume weighted average price of a share of common stock of the Company for the five trading days immediately prior to the maturity date. The Company determined that the conversion upon maturity represented an embedded derivative that was subject to bifurcation and separate accounting with the change in the fair value recorded as other expense during each reporting period under the guidance in ASC 815-15 (the “November 2022 Convertible Note Liability”). The fair value of the November 2022 Convertible Note Liability at the issuance date was estimated at $165,000. The Company allocated the proceeds from the November 2022 Convertible Note first to the embedded derivative with the remaining proceeds allocated to the notes, which resulted in a discount on the convertible notes of $165,000 which was amortized to interest expense over the term of the convertible notes. The Company recorded $137,802 and $27,198 interest expense for the years ended December 31, 2023 and 2022, respectively, related to the amortization of the discount on the November 2022 Convertible Notes. As of December 31, 2022, the outstanding balance under the November 2022 Convertible Notes was $1,374,698.

On November 1, 2023, the Company entered into an amendment to the November 2022 Convertible Notes whereby the principal amount of the notes was reduced from $1,512,500 to $650,000, the interest was reduced to 6% per annum, the maturity was extended to December 31, 2024 and the conversion terms were removed. Further, the amendment required the Company to make a payment of $300,000 by December 31, 2023, which was made in December 2023. The remaining balance was due in December 31, 2024. The amendment to the November 2022 Convertible Notes was accounted as an exchange into a promissory note (the “Promissory Note”) under the trouble debt restructuring (“TDR”) guidance in ASC 460. Under the TDR guidance, the Company recognized a gain on debt extinguishment of $998,878 for the year ended December 31, 2023.

April 2023 Convertible Notes

On April 28, 2023, the Company entered into separate subscription agreements (the “2023 Convertible Note and Warrant Subscription Agreements”) under which the Company issued the convertible promissory notes in the principal amount of $2,195,034 (the “April 2023 Convertible Notes”) and 3,658,390 warrants for the Company’s common stock (the “2023 Convertible Note Warrants”). The April 2023 Convertible Notes bear interest at a rate of 6% per annum until its maturity date of October 28, 2023 and a default rate of 10% per annum thereafter. The April 2023 Convertible Notes are convertible at any time from the issuance date at the option of the holder into the Company’s common stock at $0.60 per share (the “April 2023 Conversion Feature”). The 2023 Convertible Note Warrants have the five year term and are exercisable at any time from the issuance date at the exercise price of $0.60 per share. As at December 31, 2023 these notes were in default.

In connection with the issuance of the Convertible Notes and the Convertible Note Warrants, in consideration for its services in respect of the financing described above, the Company also issued to Paulson Investment Company, LLC (the “Placement Agent”) a warrant to purchase 209,670 shares of the Company’s common stock at a price per share of $0.60 (the “Placement Agent Warrant”). The Placement Agent Warrants have a five year term and are exercisable at any time from the issuance date. In addition, the Company paid the Placement Agent a commission of approximately $125,000.

The April 2023 Convertible Note Warrants and the Placement Agent Warrants were accounted as a liability under ASC 815, as the April 2023 Convertible Note Warrants and Placement Agent Warrants do not meet the criteria for equity classification due to the lack of available authorized shares. The aggregate fair value of the April 2023 Convertible Note Warrants and the Placement Agent Warrants was $1,527,640 and $87,552, respectively, at the issuance date using a Black Scholes Option Pricing Model. The initial fair value was determined based on the following assumptions:

Expected volatility	72.8%
Risk-free interest rate	3.51%
Expected term (in years)	5.0
Expected dividend yield	0%

The Company determined that the April 2023 Conversion Feature is subject to bifurcation under the guidance in ASC 815 due to the lack of available authorized shares and registration requirements and recognized a derivative liability of $560,436 at the issuance date (the “April 2023 Conversion Feature Liability”). The derivative liability was estimated using a Black Scholes Option Pricing Model, based on the following assumptions:

Expected volatility	66.5%
Risk-free interest rate	4.94%
Expected term (in years)	0.5
Expected dividend yield	0%

At the issuance date, the proceeds from the April 2023 Convertible Notes were allocated to the April 2023 Convertible Note Warrants and the April 2023 Conversion Feature Liability based on their fair values of $1,527,640 and $560,436, respectively, with the remaining proceeds allocated to the convertible notes. The resulting discount on the and the April 2023 Convertible Notes was accreted into the interest expense over the term of the convertible notes using the effective interest method. The fair value of the Placement Agent at the issuance date and the cash commission were capitalized and amortized into the interest expense over the term of the convertible notes using the effective interest method. The Company defaulted on the April 2023 Convertible Notes at their maturity, however received no demands for repayment through the filing date of these consolidated financial statements. In December 2023, certain holders of April 2023 Convertible Notes agreed to exchange the aggregate amount of $187,950 of April 2023 Convertible Notes, including the accrued interest, into the same amount of December 2023 Convertible Notes (see below).

The Company recorded interest expense of approximately $2,405,657 for the year ended December 31, 2023, including amortization of the discount of approximately $87,552 related to the fair value of the Placement Agent warrants, approximately $64,870 related to the cash commission to the placement agent, and approximately $1,527,641 related to the fair value of the warrants provided to the lenders. The outstanding balance on the April 2023 Convertible Notes was approximately $2,111,308 at December 31, 2023, including accrued interest of approximately $96,274.

April 2023 Convertible Notes, related party

On April 28, 2023, the Company entered into a subscription agreement with its founder and director to exchange $1,130,775 in outstanding Founder Loans into the same amount of convertible promissory note with the same terms as the April 2023 Convertible Notes and 1,884,625 2023 Convertible Note Warrants. As at December 31, 2023 this note was in default. The amounts converted included $448,940 of principal and $26,830 accrued interest due under the 2021 Founder Loans, $400,000 of principal and $3,806 of interest due under the Venn Loan, and $250,000 of principal and $1,199 of accrued interest due under the March 2023 Founder Loan. The Company accounted for the issuance of the April 2023 convertible notes payable, related party, as a debt extinguishment in accordance with ASC 470 and recognized a loss of approximately $1,014,368 during the year ended December 31, 2023.

At the issuance date, the carrying value of the April 2023 Convertible Notes was reduced by the fair value of the related April 2023 Convertible Note Warrants and the April 2023 Conversion Feature Liability of $786,967 and $288,710, respectively, with the remaining proceeds allocated to the convertible notes. The April 2023 Conversion Feature Liability related to the April 2023 Convertible Notes, related party, was valued using a Black Scholes Option Pricing Model. The initial fair value was determined to be $0.3 million based on the following assumptions: stock price of $0.655, expected volatility of 66.5%, risk-free rate of 4.94% and expected term of 0.5 years. The resulting discount on the and the April 2023 Convertible Notes, related party was accreted into the interest expense over the term of the convertible notes using the effective interest method. The Company defaulted on the April 2023 Convertible Notes, related party, at their maturity, however received no demands for repayment through the filing date of these consolidated financial statements.

The Company recorded interest expense of approximately $115,335 for the year ended December 31, 2023, including $61,309 amortization of the discount on the convertible notes. The outstanding balance of the April 2023 Convertible Notes, related party, was $1,130,775 at December 31, 2023.

December 2023 Convertible Notes

In December, 2023, the Company issued convertible promissory notes in the aggregate principal amount of $1,000,000 (the “December 2023 Convertible Notes”). In addition, certain holders of April 2023 Convertible Notes agreed to exchange the aggregate amount of $187,950 of April 2023 Convertible Notes, including the accrued interest, into the same amount of December 2023 Convertible Notes.

The December 2023 Convertible Notes bear an interest rate of 10% per annum and have a maturity date of December 18, 2024. The terms of the December 2023 Convertible Notes provide for automatic conversion of the outstanding principal amount of the December 2023 Convertible Notes and all accrued and unpaid interest upon a business combination (as defined in the agreement) into the Company common stock at the Conversion Price (the “Automatic Conversion Feature”). The Conversion Price is determined by reference to the purchase price payable in connection with such business combination, multiplied by 70%, where the price per share of the common stock is determined by reference to the 30-day volume weighted average price of the Company’s common stock on the public exchange immediately prior to conversion, resulting in 43% discount on the issuance price in the a business combination (the Automatic Discount”). If a business combination does not occur prior to the maturity date of the December 2023 Convertible Notes and if the Company’s Common Stock will qualify for a listing on a public exchange as of such date, then the holders have the right, at their option, to convert the outstanding principal amount of the December 2023 Convertible Notes (and all accrued and unpaid interest thereof) into the shares of common stock of the Company at a price equal to the 30-day volume weighted average price of the Company’s common stock on the public exchange on which it is traded multiplied by 90% (the “Optional Conversion Feature”).

In consideration for its services in respect of the financing described above, the Company paid Paulson Investment Company, LLC (the “December 2023 Placement Agent”) a commission of $83,600. Further, upon conversion of the December 2023 Convertible Notes into Common Stock of the Company, the December 2023 Placement Agent will receive shares of restricted common stock of the Company equal to (i) 4% of the total number of shares of common stock received upon conversion of the December 2023 Convertible Notes issued for new capital and (ii) 1% of the total number of shares of common stock received upon conversion of the December 2023 Convertible Notes issued for the exchange for April 2023 Convertible Notes. The cash commission to the December 2023 Placement Agent was capitalized and amortized into the interest expense over the term of the convertible notes using the effective interest method. The Company accounted for the issuance of the common stock shares to the Placement Agent under ASC 718 as equity-based compensation based on a performance condition. As the issuance of the common stock shares to the December 2023 Placement Agent upon conversion of the notes was deemed not probable both at issuance date and December 31, 2023, no expense was recorded for the year ended December 31, 2023 related to this equity based compensation and had no impact on the interest expense for the year ended December 31, 2023.

The Company determined that both the Automatic Conversion Feature and the Optional Conversion Feature are subject to bifurcation under the guidance in ASC 815 as variable-share redemption features at a discount. The Company recognized the derivative liability of approximately $0.4 million and $0 for the Automatic Conversion Feature and the Optional Conversion Feature, respectively, at the issuance date (together, the “December 2023 Conversion Feature Liability”). The fair value of the derivative liability related to the Automatic Conversion Feature was estimated by applying the probability of a business combination of 50% to the Automatic Discount of 43%. The fair value of the derivative liability related to the Optional Conversion Feature was immaterial as the probability that the Company will qualify for listing on a public exchange in absence of a business combination prior to the maturity of the December 2023 Convertible Notes was deemed minimal.

At the issuance date, the proceeds from the December 2023 Convertible Notes were allocated to the December 2023 Conversion Feature Liability based on its fair value with the remaining proceeds allocated to the convertible notes. The resulting discount on the and the December 2023 Convertible Notes was accreted into the interest expense over the term of the convertible notes using the effective interest method. The commission to the December 2023 Placement Agent was capitalized and amortized into the interest expense over the term of the convertible notes using the effective interest method.

The Company recorded interest expense of $10,305 for the year ended December 31, 2023, including amortization of the discount on the convertible notes and the commission to the December 2023 Placement Agent of $7,307. The outstanding balance of the December 2023 Convertible Notes was $857,097 at December 31, 2023.

December 2023 Convertible Notes, related party

On December 18, 2023, the Company issued a $500,000 in convertible notes to its founder and director on the same terms as the December 2023 Convertible Notes (“December 2023 Convertible Notes, related party”).

At the issuance date, the proceeds from the December 2023 Convertible Notes, related party, were allocated to the December 2023 Conversion Feature Liability based on its fair value of $107,143 with the remaining proceeds allocated to the convertible notes. The resulting discount on the and the December 2023 Convertible Notes, related party, was accreted into the interest expense over the term of the convertible notes using the effective interest method.

The Company recorded interest expense of $5,227 for the year ended December 31, 2023 on the December 2023 Convertible Notes, related party, including amortization of the discount on the convertible notes and the commission to the December 2023 Placement Agent of $3,446. The outstanding balance of the December 2023 Convertible Notes, related party, was $396,303 at December 31, 2023.

Insurance Financing Note

On November 1, 2022, the Company financed its 2022 annual Director & Officer liability insurance policy premium of $1,006,342 (including premiums, taxes and fees) with First Insurance Funding (the “Lender”) at an annual interest rate of 7.20% (the “Insurance Financing Note”). The Insurance Financing Note was payable in monthly installment payments through August 1, 2023.

On November 1, 2023, the Company financed its 2023 annual Director & Officer liability insurance policy premium of $631,993 with the Lender at an annual interest rate of 9.95%. The Insurance Financing Note is payable in monthly installment payments through July 1, 2024.

The agreement assigns the Lender a first priority lien on and security interest in the financed policies and any additional premium required in the financed policies including (a) all returned or unearned premiums, (b) all additional cash contributions or collateral amounts assessed by the insurance companies in relation to the financed policies and financed by Lender, (c) any credits generated by the financed policies, (d) dividend payments, and (e) loss payments which reduce unearned premiums. If any circumstances exist in which premiums related to any Financed Policy could become fully earned in the event of loss, Lender shall be named a loss-payee with respect to such policy.

The Company recognized $3,824 and $22,823 in interest expenses related the Insurance Financing for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the balance on the Insurance Financing Note was $631,993 and $921,576, on the Company’s consolidated balance sheet.

11.
Stockholders’ Equity

May 2022 Common Stock Issuance

In May 2022, the Company entered into an agreement with a certain investor in which the investor purchased an aggregate of 132,302 shares of the Company’s common stock for aggregate gross proceeds of $1,152,163.

PIPE Subscription Agreements

In November 2022, concurrently with the closing of the Ignyte Business Combination (see Note 1), the Company entered into a subscription agreement, pursuant to which the Original Subscriber purchased from the Company an aggregate of 50,000 shares of the Company’s common stock for proceeds of $500,000.

In November 2022, concurrently with the closing of the Ignyte Business Combination (see Note 1), the Company entered into subscription agreements with the third-party investors in which the investors purchased, in a private placement, an aggregate of 352,500 shares of the Company’s common stock and 281,325 PIPE Warrants for the total proceeds of $3.525 million.

Forward Share Purchase Agreement

Pursuant to the treatment of the Business Combination as a reverse recapitalization, Peak Bio Ltd. assumed the liability position of Ignyte related to the Forward Share Purchase Agreement (see Note 11).

On October 25, 2022, Ignyte entered into a forward share purchase agreement (the “Forward Share Purchase Agreement”) with Frost Gamma Investments Trust (the “Investor”) pursuant to which, provided that the Investor holds at least 450,000 shares of the common stock as of the closing of the Ignyte Business Combination, the Investor may elect to sell and transfer these shares to the combined company following the Business Combination, and the Company will purchase from the Investor, on the date that is sixty (60) days from the closing of the Business Combination, at the price of $10.115 per share.

Pursuant to an escrow agreement (the “Escrow Agreement”), entered into by and among the Company, Continental Stock Transfer and Trust Co. (“Continental”) and the Investor, to secure its purchase obligation to the Investor, at the closing of the Business Combination, at the closing date of the Ignyte Business Combination, the Company placed into escrow with Continental an aggregate amount of up to $4,551,750 (the “Escrow Amount”).

On December 29, 2022, the Company purchased 375,939 shares of its Common Stock at a price of $10.115 per share following the exercise of the Investor’s rights under the Forward Share Purchase Agreement. The 375,939 repurchased shares of common stock were retired. As a result of the exercise, the $4,551,750 held in escrow were distributed, of which $749,127 were distributed to the Company and $3,802,623 to the Investor.

The put right of the Investor was accounted as a derivative liability (“Forward Agreement Derivative Liability”) in accordance with the guidance in ASC 480. As of October 25, 2022, the fair value of the Forward Agreement Derivative Liability was valued at $68,110, and was considered to be a Level 3 fair value measurement as the fair value was determined based on significant inputs not observable in the market. The fair value of the Forward Share Purchase Agreement was estimated using the Black Scholes Option Pricing Model based on the following assumptions: stock price of $13.05, expected volatility of 28.1%, risk-free rate of 4.0% and expected term of 0.16 year. The derivative liability was settled in December 2022 resulting in a change in fair value of derivative liability of $68,110 for the year ended December 31, 2022. The Forward Agreement Derivative Liability balance was zero as of December 31, 2023 and 2022.

December 2022 PIPE

In December 2022, the Company entered into a subscription agreement under which the Company issued, in a private placement, (i) 50,000 shares of its common stock at $10.00 per share for the total proceeds of $500,000 and (ii) 46,500 PIPE Warrants (see below).

Key Company Stockholder Agreements

On April 28, 2022, the Company entered into the forward purchase agreement (the “Key Company Stockholder Forward Purchase Agreement”) with its founder and director, Hoyoung Huh (the “Key Company Stockholder”). Pursuant to the terms of the Key Company Stockholder Forward Purchase Agreement, the Key Company Stockholder would, subject to the receipt of margin financing within 180 days following the closing of the Ignyte Business Combination, purchase shares of the Company's common stock at a purchase price of $10.00 per share in a private placement (the “Key Company Stockholder Purchase”) for up to an aggregate amount of $10,000,000 (the “Subscription Amount”), subject to the conditions set forth in the Key Company Stockholder Forward Purchase Agreement.

At the closing of the Ignyte Business Combination, the Company recorded a net derivative liability of $12,000 related to the Company’s obligation to deliver and the Key Company Stockholder obligation to purchase shares as this forward purchase arrangement meets the definition of a derivative under the guidance in ASC 815 (the “Key Company Stockholder Forward Purchase Liability”). The fair value of the Key Company Stockholder Forward Purchase Liability at the issuance date was determined using a probability weighted scenario analysis with a Black Scholes Option Pricing Model based on a stock price of $10, expected volatility of 94.5%, risk-free rate of 4.6% and discounted at 0.5% for the probability of the Company closing the Ignyte Business Combination, the key company stockholder obtaining a margin loan and the Company meeting the NASDAQ listing requirements

On December 29, 2022, the Company and the Key Company Stockholder entered into an amendment to the Key Company Stockholder Forward Purchase Agreement (the “Amendment to Key Company Stockholder Forward Purchase Agreement”), pursuant to which (i) the Key Company Stockholder Purchase was no longer subject to the receipt of margin financing as a condition precedent, (ii) the Key Company Stockholder agreed to fund the Subscription Amount on or prior to March 31, 2023 and (iii) the Key Company Stockholder Purchase would be consummated at a purchase price of $5.18 per share of the Company's common stock. Accordingly, upon closing of such purchase, the Key Company Stockholder would have received 1,930,501 shares of Common Stock in exchange for $10.0 million investment in the Company. The amendment resulted in Key Company Stockholder Forward Purchase Asset of $13,000 and the Company recorded the change in fair value of $25,000 increase for the year ended December 31, 2022. The arrangement was in a net asset position with the fair value of the Key Company Stockholder Forward Purchase Asset estimated at $13,000 at December 31, 2022. The Company also deposited 1,930,501 shares of common stock reserved for the issuance under the Key Company Stockholder Forward Purchase Agreement into escrow.

On April 5, 2023, the Company received notice from its founder and director informing the Company that he would not consummate the purchase of the Key Company Stockholder Forward Purchase Agreement as a result of the Company’s failure to satisfy the condition to be listed on Nasdaq as required by the agreement. As a result, the Company cancelled and retired the 1,930,501 shares of common stock being held in escrow and recognized $13,000 loss on extinguishment of the Key Company Stockholder Forward Purchase Liability recorded to change in fair value in derivative liability in the statement of operations and comprehensive loss.

On April 5, 2023, the Company and its Key Company Stockholder entered into a letter agreement to provide for the conversion of up to $2,031,034 of the Founder loans into future debt and equity financings on the same terms with other investors. Pursuant to the agreement, the amount converted would be based on the Key Company Stockholder's pro-rata portion of the equity ownership in the Company’s outstanding common stock and would not exceed in the aggregate the amount of the outstanding debt with Key Company Stockholder. On April 28, 2023, the Company entered into a subscription agreement with its founder and director to exchange $1,130,775 in outstanding Founder Loans into the same amount of convertible promissory note with the same terms as the April 2023 Convertible Notes and 1,884,625 2023 Convertible Note Warrants. This side letter, which had a nominal fair value, expired on October 2, 2023.

White Lion Common Stock Purchase and Registration Rights Agreements

On November 3, 2022, the Company entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement") and Registration Rights (the “White Lion RRA”) with White Lion Capital, LLC, a Delaware limited liability company (“White Lion”). Pursuant to the White Lion Purchase Agreement, the Company had the right, but not the obligation, at any time through November 1, 2025, to require White Lion to purchase, from time to time, up to $100,000,000 in aggregate gross purchase price of newly issued shares of its Common Stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. The Company was obligated under the White Lion Purchase Agreement and the White Lion RRA to file a registration statement with the SEC to register the Common Stock under the Securities Act, for the resale by White Lion of shares of Common Stock that the Company may issue to White Lion under the White Lion Purchase Agreement.

The Company may notify White Lion when it exercises its right to sell shares by providing a notice. The number of shares sold pursuant to any such notice may not exceed (i) the lower of (a) the Purchase Notice Fixed Limit (described below) and (b) the product of (1) the Average Daily Trading Volume (as defined in the White Lion Purchase Agreement), and (2) the applicable Percentage Limit (as defined in the White Lion Purchase Agreement). The Purchase Notice Fixed Limit is $500,000 for the initial purchase and can be increased in two tranches: (A) to $1,000,000 following an aggregate purchase of $5,000,000 shares and issuance by the Company to White Lion of an additional $250,000 in Commitment Shares, and (B) to $2,000,000 following an aggregate purchase of $10,000,000 shares and issuance by the for payment of an additional $250,000 in Commitment Shares (as defined in the White Lion Purchase Agreement).

The applicable Percentage Limit is 40% or 150% depending on the price the Company agrees to sell shares to White Lion. At the Percentage Limit of 40%, the purchase price to be paid by White Lion for any such shares will equal 97% of lowest daily volume-weighted average price of Common Stock during a period of two consecutive Trading Days following the applicable Purchase Notice Date (as defined in the White Lion Purchase Agreement) until an aggregate of $50,000,000 in Purchase Notice Shares (as defined in the White Lion Purchase Agreement) have been purchased under White Lion Purchase Agreement, at which point the Purchase Price (as defined in the White Lion Purchase Agreement) to be paid by White Lion will equal 98% of the lowest daily volume-weighted average price of Common Stock during a period of two consecutive Trading Days following the applicable Purchase Notice Date. At an applicable Percentage Limit of 150%, the Purchase Price to be paid by White Lion for any such shares will equal 94.5% of the lowest daily volume-weighted average price of Common Stock during a period of three consecutive Trading Days following the applicable Purchase Notice Date.

The Company has the right to terminate the White Lion Purchase Agreement at any time after commencement, at no cost or penalty, upon three (3) Trading Days’ prior written notice. Additionally, White Lion will have the right to terminate the White Lion Purchase Agreement upon three (3) days’ prior written notice to the Company if (i) there is a Fundamental Transaction (as defined in the White Lion Purchase Agreement), (ii) the Company is in breach or default in any material respect of the White Lion RRA, (iii) there is a lapse of the effectiveness, or unavailability of, the registration statement for a period of 45 consecutive Trading Days or for more than an aggregate of 90 Trading Days in any 365-day period, (iv) the suspension of trading of the Common Stock for a period of five (5) consecutive Trading Days, (v) the material breach of the White Lion Purchase Agreement by the Company, which breach is not cured within the applicable cure period or (vi) a Material Adverse Effect (as defined in the White Lion Purchase Agreement) has occurred and is continuing. No termination of the White Lion Purchase Agreement will affect the registration rights provisions contained in the White Lion RRA.

On November 30, 2022, in consideration for the commitments of White Lion, as described above, the Company issued to White Lion 50,200 shares of the Company’s common stock with the value of $250,000, based upon the Closing Sale Price of the Company's common stock of $4.98 per share (the “Initial Commitment Shares”). On issuance, the common stock shares issued to White Lion were accounted as the equity issuance costs, which were expensed.

Concurrently with the execution of the White Lion Purchase Agreement, the Company entered into the White Lion RRA with White Lion in which the Company agreed to register the shares of Common Stock purchased by White Lion with the SEC for resale within 30 days of the consummation of the Ignyte business combination. The White Lion RRA also contains usual and customary damages provisions for failure to file and failure to have the registration statement declared effective by the SEC within the time periods specified.

In March 2023, the Company entered into an amendment to the White Lion Purchase Agreement to give the Company the right, but not the obligation to require White Lion to purchase shares of the Company's common stock while trading on the OTC Market. Under the terms of the amendment, at an applicable Percentage Limit of 200%, the purchase price to be paid by White Lion for any such shares will equal 90% of the lowest daily volume-weighted average price of common stock during a period of six consecutive Trading Days following the applicable Purchase Notice Date if the Company is listed on the OTC Market with the exception of the OTC Pink or OTC Bulletin Board, in which case the Purchase Price will equal 85% of the lowest daily volume-weighted average price of common stock during a period of six consecutive Trading Days following the applicable Purchase Notice Date. Further, the Company was to issue to White Lion within five (5) Trading Days following the effective date of the amendment fully paid, non-assessable shares of the Company's common stock equal to the quotient obtained by dividing (i) $250,000 and (ii) the lowest traded sale price of the common stock of the 10 (ten) Trading Days prior to the effective date of the amendment, minus 50,200. In March 2023, the Company issued 412,763 shares of its common stock to White Lion with the fair value of $250,000. The common stock shares issued to White Lion were accounted as the equity issuance costs, which were expensed on issuance.

In August 2023, the Company and White Lion entered into a second amendment to the common stock Purchase Agreement (the “Second Amendment”). The Second Amendment includes, among other things, the right of the Company to issue a Purchase Notice (defined in the Second Amendment as an “Accelerated Purchase Notice”) requesting White Lion to purchase newly issued shares of common stock from the Company, subject to acceptance by White Lion, with pricing of the shares to be sold by the Company to White Lion under such Accelerated Purchase Notice determined on the date of issuance by the Company of the Accelerate Purchase Notice and acceptance by White Lion (the date of such notice defined as the “Accelerated Valuation Period”). Such accelerated purchases pursuant to an Accelerated Purchase Notice will be sold to White Lion at a price, defined as an “Accelerated Purchase Price,” equal to the lower of (i) the opening price of common stock during the Accelerated Valuation Period, (ii) the closing price of the common stock during Accelerated Valuation Period, or (iii) the volume weighted average price of the common stock during Accelerated Valuation Period; provided, however, that if at the time the Company delivers an Accelerated Purchase Notice to Investor the price of the common stock is lower than the opening price of the common stock during the Accelerated Valuation Period, the Accelerated Purchase Price will be discounted by 20%. In addition, the Second Amendment provides for an “Accelerated Purchase Notice Limit” equal to 200%.

In addition, in the event the Company does not issue Purchase Notices (as defined in the White Lion Purchase Agreement) to White Lion providing for the purchase of at least 1,250,000 of Purchase Shares (as defined in the White Lion Purchase Agreement and

Second Amendment) in the aggregate within 180 days following the effective date of the amendment, the Company will issue to White Lion an additional number of fully paid, non-assessable shares of common stock equal to the quotient obtained by dividing (i) $150,000 and (ii) the lowest Closing Sale Price (as defined in the White Lion Purchase Agreement and Second Amendment) of common stock of the 10 (ten) Trading Days prior to the 180th day following the effective date of the amendment.

During September 2023, the Company issued the notices to purchase the total of 729,000 common shares to White Lion for the total proceeds of $105,317. As of December 31, 2023 and 2022, the Company had no outstanding purchase notices issued to White Lion.

The White Lion Purchase Agreement was accounted for as a standby equity purchase agreement under ASC 815 as it includes an embedded put option and an embedded forward option. The put option is recognized on inception and the forward option is recognized upon issuance of notice for the sale of the Company's Common Stock. The fair value of the derivative liability related to the embedded put option (“White Lion Derivative Liability) was estimated at $1,900,000 at the inception of the agreement. The fair value of the White Lion Derivative Liability was determined using a Monte Carlo simulation based on the projected stock price of $13.05, expected volatility of 86.5%, risk-free rate of 4.53% and discounted at 45.0% for the probability of the Company timely filing all SEC documents and meeting the NASDAQ listing requirements.

Public Warrants

In November 2022, upon consummation of the Business Combination, the Company assumed 2,875,000 public warrants. Each whole warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants became exercisable 30 days after the completion of the Business Combination. However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of the completion of an initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may call the warrants for redemption:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
at any time after the warrants become exercisable,
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

There were no exercises or forfeitures of the Public Warrants during the years ended December 31, 2023 and 2022.

Private Placement Warrants

In November 2022, upon consummation of the Business Combination, the Company assumed 2,500,000 Private Placement Warrants from Ignyte. Each Private Placement Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants were non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

The Private Placement Warrants were accounted for under ASC 815, pursuant to which the Private Placement Warrants do not meet the criteria for equity classification and must be recorded as liabilities. The Private Placement Warrants were valued using the Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement, as there was no observable market for the Private Placement Warrants and was determined based on significant inputs not observable in the market.

The following weighted average assumptions were used in determining the fair value of the Private Placement Warrants at the date of the Ignyte Business Combination, November 1, 2022:

November 1,
2022
Expected volatility	6.85%
Risk-free interest rate	4.27%
Expected term (in years)	5.00
Expected dividend yield	0%

The following weighted average assumptions were used in determining the fair value of the Private Placement Warrants at December 31, 2022:

December 31,
2022
Expected volatility	30.0%
Risk-free interest rate	3.99%
Expected term (in years)	4.84
Expected dividend yield	0%

The following weighted average assumptions were used in determining the fair value of the Private Placement Warrants at December 31, 2023:

December 31,
2023
Expected volatility	84.0%
Risk-free interest rate	4.01%
Expected term (in years)	3.84
Expected dividend yield	0%

There were no exercises or forfeitures of the Private Placement Warrants during the years ended December 31, 2023 and 2022.

PIPE Warrants

On November 1, 2022, the Company issued 445,545 warrants to purchase the Company’s common stock at $0.01 per share (“PIPE Warrants”). PIPE Warrants were on substantially same terms as the Public Warrants (as described in Note 11), except that the PIPE Warrants were not redeemable and were exercisable until November 1, 2023. On December 30, 2022, the Company issued an additional 46,500 PIPE Warrants with the same terms as the PIPE Warrants issued in November 2022.

On November 1, 2023, all of the outstanding 492,045 PIPE Warrants were exercised for a total purchase price of $4,920

April 2023 Convertible Note Warrants

On June 22, 2023, the founder and director exercised 666,667 of the April 2023 Convertible Note Warrants for total proceeds of $400,000. The fair value of the Founder and Director Warrants at the exercise dates was $244,261 which was reclassified from the warrant liability into the additional paid-in capital. The Company recognized a capital contribution of $244,261 using a Black Scholes Option Pricing Model based on the following assumptions: stock price of $0.598, expected volatility of 72.0%, risk-free rate of 4.03% and expected term of 4.85 years.

On July 20, 2023, the founder and director exercised 458,333 of the April 2023 Convertible Note Warrants for total proceeds of $275,000. The Company recognized a capital contribution of $269,004 related to the fair value of the Founder and Director Warrants at the exercise date, which as determined using a Black Scholes Option Pricing Model based on the following assumptions: stock price of $0.84, expected volatility of 76.2%, risk-free rate of 4.43% and expected term of 4.78 years.

On August 14, 2023, Company's founder and director exercised 583,333 of the April 2023 Convertible Note Warrants for a total purchase price of $350,000. The fair value of the Founder and Director Warrants at the exercise dates was $248,303 which was reclassified from the warrant liability into the additional paid-in capital. The Company recognized a capital contribution of $248,303 million using a Black Scholes Option Pricing Model based on the following assumptions: stock price of $0.66, expected volatility of 76.0%, risk-free rate of 4.64% and expected term of 4.71 years.

On November 1, 2023, the remaining 4,044,352 April 2023 Convertible Note Warrants were reclassified from liability into equity following the exchange of the November 2022 Convertible Notes into Promissory Note (see Note 10) and resulting sufficient number of authorized shares being available for issuance of the warrants. The fair value of the warrant liability was $65,469 at the date of the reclassification.

The summary of the Company's outstanding common stock warrants at December 31, 2023 is as follows:

Description	Number of Warrants	Exercise price per share	Expiration Date
Private Placement Warrants	2,500,000	$11.50	11/1/2027
Public Warrants	2,875,000	$11.50	11/1/2027
April 2023 Convertible note warrants	3,868,060	$0.60	4/28/2028
April 2023 Convertible note warrants, related party	176,292	$0.60	4/28/2028
Outstanding Warrants	9,419,352

12.
Fair Value of Financial Instruments

The Company believes the carrying amounts of its cash and cash equivalent and debt approximate their fair values due to their near-term maturities. There were no transfers among Level 1, Level 2 or Level 3 categories in the years ended December 31, 2023 and 2022.

As of December 31, 2023 and 2022, the carrying amounts of the Company’s cash, accounts payable and accrued expenses approximate their respective fair values due to the short-term nature of these instruments.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurement at December 31, 2023
	Total	Level 1	Level 2	Level 3
				-
Derivative liability	361,704	—	—	361,704
Warrant liability	—	—	—	—
Total Liabilities	$361,704	$—	$—	$361,704

	Fair Value Measurement at December 31, 2022
	Total	Level 1	Level 2	Level 3
				-
Derivative asset	(13,000)	—	—	(13,000)
Derivative liability	166,000	—	—	166,000
Warrant liability	525,000	—	—	525,000
Total Liabilities	$678,000	$—	$—	$678,000

The table below presents the changes in Level 3 liabilities (assets) measured at fair value on a recurring basis during the years ended December 31, 2023 and 2022:

	White Lion Derivative Liability	Key Company Stockholder Forward Liability (Asset)	Forward Share Purchase Liability	Private Placement Warrants Liability	November 2022 Convertible Note Liability	April 2023 Conversion Feature Liability	April 2023 Convertible Notes Warrants Liability	December 2023 Conversion Feature Liability
Balance at January 1, 2022	$—	$—	$—	$—	$—	$—	$—	$—
Inception Date	1,900,000	—	—	—	165,000	—	—	—
Business Combination with Ignyte	—	12,000	68,110	450,000	—	—	—	—
Change in fair value	(1,899,000)	(25,000)	(68,110)	75,000	—	—	—	—
Balance at December 31, 2022	$1,000	$(13,000)	$—	$525,000	$165,000	$—	$—	$—
Inception Date	—	—	—	—	—	849,146	2,402,160	361,704
Extinguishment of Debt	—	—	—	—	(165,000)	—	—	—
Capital Contribution from Exercise of Warrants	—	—	—	—	—	—	(761,568)	—
Capital Contribution from Reclassification of Warrants	—	—	—	—	$—	—	(65,469)	—
Change in fair value	(1,000)	13,000	—	(525,000)	—	(849,146)	(1,575,123)	—
Balance at December 31, 2023	$—	$—	$—	$—	$—	$—	$—	$361,704

Key Company Stockholder Forward Purchase Liability

The Key Company Stockholder Forward Purchase Liability is accounted and fair valued under ASC 815, which is considered to be a Level 3 fair value measurement, as the fair value was determined based on significant inputs not observable in the market. The significant unobservable inputs used to determine the fair value is the probability of the key company stockholder obtaining a margin loan and the Company meeting the NASDAQ listing requirements.

The fair value of the Key Company Stockholder Forward Purchase Agreement at December 31, 2022 was valued using a probability weighted scenario analysis with a Black Scholes Option Pricing Model based on a stock price of $4.21, expected volatility of 82.2%, risk-free rate of 4.5% and discounted at 0.5% for the probability of the Company closing the Business Combination Agreement, the key company stockholder obtaining a margin loan and the Company meeting the NASDAQ listing requirements. The fair value of the Key Company Stockholder Forward Purchase Agreement at December 31, 2023 was valued at $0 as the time to fund concluded on March 31, 2023, resulting in a change in fair value of derivative asset of $13,000 for the year ended December 31, 2023.

White Lion Derivative Liability

The White Lion Derivative Liability is valued using Monte Carlo simulation model and a such is considered to be a Level 3 fair value measurement, as the fair value was determined based on significant inputs not observable in the market. The significant unobservable inputs used to determine the fair value were the projected volume weighed average share price at each trading date and the use of the maximum draw down potential. The fair value of the White Lion Purchase Agreement was $1,000 at December 31, 2022, and the change in fair value of the derivative liability was $1,899,000 for the year ended December 31, 2022. The fair value of the White Lion Purchase Agreement was $0 at December 31, 2023, and the change in fair value of the derivative liability was $1,000 for the year ended December 31, 2023.

The following weighted average assumptions were used in determining the fair value of the White Lion Purchase Agreement at December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Stock Price	$0.18	$4.19
Expected volatility	95.3%	81.0%
Risk-free interest rate	4.23%	4.16%
Discount related to the probability of timely filing all SEC documents and meeting the NASDAQ listing requirements	2.5%	0.3%
Expected dividend yield	—%	—%

April 2023 Convertible Note Warrants and Placement Agent Warrants

The April 2023 Convertible Note Warrants and Placement Agent Warrants are carried at fair value and fair valued using a Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement, as the fair value was determined based on significant inputs not observable in the market.

The fair value of the April 2023 Convertible Note Warrants, excluding the warrants held by the founder, as of December 31, 2023 was $0. On November 1, 2023, the remaining April 2023 Convertible Note Warrants were reclassified from liability into equity (see Note 10). The Company recorded a change in fair value of $1,552,578 through the reclassification date.

The fair value at December 31, 2023 for the remaining 176,292 April 2023 Convertible Note Warrants held by the founder was valued at $0. The Company recorded a change in fair value of $22,545 through the reclassification date.

The fair value of the April 2023 Convertible Note Warrants was determined using a Black Scholes Option Pricing Model based on the following assumptions at the reclassification date:

Stock price	$0.08
Expected volatility	74.9%
Risk-free interest rate	4.65%
Expected term (in years)	4.49
Expected dividend yield	0%

Private Placement Warrants

The fair value of the Private Placement Warrants was estimated using a Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement, as the fair value was determined based on significant inputs not observable in the market. The fair value at December 31, 2023 and 2022 was valued at $0 and $525,000, respectively, using a Black Scholes Option Pricing Model based on the following assumptions:

	As of December 31,
	2023	2022
Stock Price	$0.18	$4.19
Expected volatility	84.0%	30.0%
Risk-free interest rate	4.01%	3.99%
Expected term (in years)	3.84	4.84
Expected dividend yield	—%	—%

April 2023 Conversion Feature Liability

The fair value of April 2023 Conversion Feature Liability was estimated using a Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement, as the fair value was determined based on significant inputs not observable in the market.

At December 31, 2023, the fair value of the April 2023 Conversion Feature Liability related to the 2023 April Convertible Notes was valued at $0 using a Black Scholes Option Pricing Model based on the following assumptions:

December 31,
2023
Stock Price	$0.18
Expected volatility	73.7%
Risk-free interest rate	4.68%
Expected term (in years)	0.08
Expected dividend yield	—%

The Company recorded a change in fair value of $560,436 for the year ended December 31, 2023.

At December 31, 2023, the fair value of the April 2023 Conversion Feature Liability related to the 2023 April Convertible Notes, related party was valued at $0 using a Black Scholes Option Pricing Model based on the following assumptions:

December 31,
2023
Stock Price	$0.18
Expected volatility	73.7%
Risk-free interest rate	4.68%
Expected term (in years)	0.08
Expected dividend yield	—%

The Company recorded a change in fair value of $288,710 for the year ended December 31, 2023.

December 2023 Conversion Feature Liability

The fair value of the December 2023 Conversion Feature Liability was estimated based on the probability weighted settlement scenarios, which is considered to be a Level 3 fair value measurement, as the fair value was determined based on significant inputs not observable in the market. The fair value of the derivative liability related to the Automatic Conversion Feature was estimated at $0.4 million by applying the probability of a business combination of 50% to the Automatic Discount of 43%. The fair value of the derivative liability related to the Optional Conversion Feature was deemed immaterial as the probability that the Company is listed on a public exchange in absence of a business combination prior to the maturity of the December 2023 Convertible Notes was deemed minimal.

13.
Grant Revenue

Government grants

The Company has one active government grant with the Department of Defense, US Army Medical Research Acquisition Activity. This grant is for work on a COVID-19 therapeutic with a potential of $4.0 million, awarded in stages starting in January 2021 and with potential stages running through September 2026. Funding from the grant is received after expenditures have been incurred by the Company pursuant to the pre-approved statement of work and upon submission of a detailed voucher. The Grant is governed by the DoD Grant and Agreement Regulations, a subsection of the Code of Federal Regulations and requires the Company to provide financial and technical reports on a periodic basis to the Department of Defense.

For the years ended December 31, 2023 and 2022, grant revenue of approximately $0.4 million and $0.6 million, respectively, was recognized from this grant. Approximately $2.5 million in funding remains available for this grant at December 31, 2023.

14.
Income Taxes

The components of (loss) income before income taxes are as follows:

	Year Ended December 31,
	2023	2022
Domestic	(12,614,259)	(10,222,781)
Foreign	(211,658)	(2,939,936)
Total	(12,825,917)	(13,162,717)

	Year Ended December 31,
Components of Tax Expense	2023	2022
Current — Federal		$3,000
Current — State		(42,000)
Total current	—	(39,000)
Deferred — Federal	$(2,701,000)	$(1,984,000)
Deferred — State	(1,061,000)	(639,000)
Deferred — Foreign	16,297,000	(1,603,000)
Change in Valuation Allowance	(12,535,000)	4,191,000
Total deferred	—	(35,000)
(Benefit from) provision for income taxes	$—	$(74,000)
Effective income tax rate	—%	0.56%

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate for the years ended December 31, 2023 and 2022 as follows:

	Year Ended December 31,
	2023	2022
Tax computed at federal statutory rate	21.00%	21.00%
State Tax Provision/(Benefit) net of federal benefit	7.84%	4.86%
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal tax rate	(0.39)%	0.36%
Permanent difference related to change in fair value of derivatives	1.37%	(1.91)%
Permanent difference related to change in fair value of convertible notes	3.44%	—%
Permanent difference related to interest expense on convertible notes	(4.40)%	—%
Return to Provision	1.17%	8.83%
Change in valuation allowance	97.73%	(31.84)%
Warrants issued on conversion	—%	(0.74)%
Reduction in Foreign Jurisdiction Tax Rate	(127.76)%	—%
Income Tax Provision/(Benefit)	—%	0.56%

The effective income tax rate is based upon the income for the year, the composition of the income in Korea, and adjustments, if any, for the potential tax consequences, benefits or resolutions of audits or other tax contingencies. Our effective tax rate for the fiscal year 2023 differed from the U.S. Federal statutory rate of 21.0% primarily due to our composition of Korean earnings, the decrease in Korean tax benefits due to the company’s reasonable expectation that any future benefits would be realized at the lowest Korean corporate tax rate, the company’s permanent differences arising from changes in fair value of derivatives, convertible notes and accretion interest expense recognized on convertible note and the change in the valuation allowance. Our effective tax rate for the fiscal year 2022 differed from the U.S. Federal statutory rate of 21.0% primarily due to our composition of Korean earnings and change in valuation allowance.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Significant components of deferred tax assets (liabilities) at December 31, 2023 and 2022 are as follows:

	December 31,
	2023	2022
Deferred tax assets
Federal Net Operating Loss	2,241,000	964,000
State Net Operating Loss	839,000	297,000
Foreign Net Operating Loss	8,886,000	24,965,000
Foreign Tax Credits	375,000	379,000
Foreign Accruals	421,000	936,000
Accruals	1,100,000	615,000
Capitalized Start up Costs	238,000	209,000
Capitalized Section 174 R&D	725,000	437,000
Right of Use Operating Lease ASC 842	1,242,000	1,183,000
Total deferred tax assets	16,067,000	29,985,000
Deferred tax liabilities
Right of Use Operating Lease ASC 842	—	(1,030,000)
Depreciation	(37,000)	(88,000)
Total deferred tax liabilities	(37,000)	(1,118,000)
Total net deferred tax assets	16,030,000	28,867,000
Less: valuation allowance	(16,030,000)	(28,867,000)
Net deferred tax assets	—	—

Deferred income taxes reflect future tax effects of temporary differences between the tax and financial reporting basis of the Corporation’s assets and liabilities measured using enacted tax laws and statutory tax rates applicable to the periods when the temporary differences will affect taxable income. When necessary, deferred tax assets are reduced by a valuation allowance, if based on the weight of available positive and negative evidence, it is more likely than not that some portion or all the deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company has $16.0 million and $28.9 million, respectively, in valuation allowance against its deferred tax assets.

The Company decreased its valuation allowance by $300,000 due to currency fluctuations on foreign net operating losses. In addition, the company determined, that based on current and forecasted earnings of the Korean entity, the future tax benefits of the Korean deferred tax assets would be realized at the lower corporate tax rate of 9%. Therefore, there was a decrease of $16.4 million to the Korean deferred tax asset and valuation allowance. The overall impact to the valuation allowance for the year was a net decrease of $12.8 million.

At December 31, 2023, the Company has U.S net operating losses (“NOL”) carryforwards of $10.7 million, with an indefinite carryforward, state NOL carryforwards of $10.5 million which will expire at various dates beginning 2042 and Korean NOL carryforwards of $99 million which will expire at various dates beginning in 2025.

The Korean NOLs carryover for 2022 are historical NOLs generated in years prior to the acquisition that stay with the corporate entity. NOLs generated prior to 2020 have a 10 year carryover, and NOLs generated in years 2020 and later have a 15 year carryforward.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an "ownership change," the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an "ownership change" generally occurs if there is a cumulative change in the Company’s ownership by "5-percent shareholders" that exceeds 50 percentage points over a rolling three-year period. The Company had an ownership change within the meaning of IRC Sec 382 in May of 2022. The Company has not performed an analysis to determine the annual limitation of the use of the U.S. NOLs going forward.

As of December 31, 2023, we have not provided taxes on undistributed earnings of our foreign subsidiaries, which may be subject to foreign withholding taxes upon repatriation, as we consider these earnings indefinitely reinvested. Our indefinite reinvestment determination is based on the future operational and capital requirements of our domestic and foreign operations. We expect our international cash and cash equivalents and marketable securities will continue to be used for our foreign operations and therefore do not anticipate repatriating these funds. As of December 31, 2023, it is not practical to calculate the unrecognized deferred tax liability on these earnings due to the complexities of the utilization of foreign tax credits and other tax assets.

The Company files income tax returns in the U.S., Korea and various state jurisdictions. The Company is not currently under audit for the open years 2020 through 2023 in the U.S. federal and state tax jurisdictions and 2018 through 2023 in Korea. Carryforward attributes that were generated in earlier periods remain subject to examination to the extent the year in which they were used or will be used remains open for examination.

15.
Subsequent Events

The Company did not identify any subsequent events that require adjustment or disclosure in the consolidated financial statements, other than what has already been disclosed in the notes to the consolidated financial statements and below.

In January and February 2024, the Company completed additional closes of the December 2023 Convertible Notes pursuant to which (i) the Company issued new notes with the principal amount of $738,000 and (ii) $240,000 of April 2023 Convertible Notes were exchanged for December 2023 Convertible Notes.

In January 2024, we received proceeds from a Senior Secured Promissory Note (the “Secured Note”) in the amount of $750,000 from our founder and director, Hoyoung Huh (the “Key Company Stockholder”). In accordance with the terms of the Secured Note, the Company, together with its subsidiaries, also entered into a Security Agreement with Dr. Huh (the “Security Agreement”). The Secured Note has a maturity date on January 23, 2025 and carries an interest rate of 15% per annum. As security for payment of the Secured Note, the Security Agreement grants and assigns to Dr. Huh a security interest in all of the assets of the Company and its subsidiaries.

In May 2024, the Company entered into a secured convertible promissory note agreement pursuant to which the Company issued convertible notes in the aggregate principal amount of $1,324,500 (the “May 2024 Convertible Notes”).

In July 2024, the Company completed a final closing of the May 2024 Convertible Notes and entered into a secured convertible promissory note agreement pursuant to which the Company issued convertible notes in the aggregate principal amount of $2,175,000 (the “May 2024 Convertible Notes”).

The May 2024 Convertible Notes carry an interest rate of 10% per annum, have a maturity date of December 18, 2024. The terms of the May 2024 Convertible Notes provide for automatic conversion of the outstanding principal amount of the notes and all accrued and unpaid interest upon a business combination (as defined in the agreement) into the Company common stock at the Conversion Price. The Conversion Price is determined by reference to the purchase price payable in connection with such business combination, multiplied by 50%, where the price per share of the common stock is determined by reference to the 30-day volume weighted average price of our common stock on the public exchange immediately prior to conversion. In conjunction with the May 2024 Convertible Notes, we entered into the Security Agreement which grants and assigns the May 2024 convertible note holders a senior security interest in all of the assets of the Company and its subsidiaries.

In consideration for its services in respect of the financing described above, the Company paid Paulson Investment Company, LLC (the “May 2024 Placement Agent”) the commission of $200,000. Further, upon conversion of the May 2024 Convertible Notes into Common Stock of the Company, the May 2024 Placement Agent will receive shares of restricted common stock of the Company equal to 4% of the total number of shares of common stock received upon conversion of May 2024 Convertible Notes on certain notes with a principal value of $2,500,000.